EXHIBIT INDEX

8.1 (a) Amendment dated November 28, 2001 to Participation Agreement between American Partners Life Insurance Company and INVESCO Funds Group, Inc. dated October 31, 1995.

8.4 (a) Copy of Amendment dated July 27, 2001 to Participation Agreement by and among Janus Aspen Series and American Partners Life Insurance Company dated January 23, 1996.

8.5 (a) Amendment dated December 10, 2001 to Participation Agreement between American Partners Life Insurance Company and Credit Suisse Warburg Pincus Trust, Credit Suisse Asset Management Securities, Inc., and Credit Suisse Asset Management, Inc. dated March 1, 1996.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.      Consent of Independent Auditors.

15. Power of Attorney to sign Amendments to this Registration Statement dated April 9, 2002.